Exhibit 99.(p)(10)

CODE OF ETHICS

I.	INTRODUCTION

CrossingBridge has a fiduciary duty to its Advisory Clients, which requires individuals associated with CrossingBridge to act for the benefit of Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of CrossingBridge’s fiduciary obligations to its Advisory Clients and CrossingBridge’s desire to maintain its high ethical standards, CrossingBridge has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by CrossingBridge or securities holdings of Advisory Clients; (iii) identify conflicts of interest; (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Client; (v) prohibited conduct to employ any device, scheme or artifice to defraud the Funds; (vi) make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading; (vii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or (viii) engage in any manipulative practice with respect to the Funds. This Code of Ethics is intended to meet the requirements of Rules 17j-1 of the Investment Company Act and 204A-1 of the Investment Advisers Act.

We recognize that CrossingBridge’s Access Persons may wish to engage in personal securities transactions which CrossingBridge needs to balance with their Advisory Clients interests. Consequentially this Code of Ethics has been adopted to address real or apparent conflicts and potential violation of security laws among Advisory Clients, CrossingBridge and its Access Persons. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable) of CrossingBridge. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for CrossingBridge and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

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II.	APPLICABILITY OF CODE OF ETHICS
A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:
(1)	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and children living at home;
(2)	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;
(3)	Any Persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Pperson controls, or (ii) for whom the Access Person provides discretionary advisory services;
(4)	Any trust or other arrangement which names the Access Person as a beneficiary;
(5)	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

As provided in Section IV.A.(1) below, upon receipt of this Compliance Manual, each Access Person will be required to provide a comprehensive list of all Personal Accounts to CrossingBridge’s Chief Compliance Officer. Periodically, the Compliance team will confirm the Personal Accounts with each Access Person.

B.	Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party and, in either case, does not have investment discretion over the trust securities or participates in the selection of which securities are bought or sold for the trust.
(1)	Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only if the Access Person has a beneficial ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.
(2)	Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of CrossingBridge, (i) makes or participates in the making of investment recommendations for CrossingBridge’s clients, or (ii) obtains information on recommended investments for CrossingBridge’s Advisory Clients prior to such investments.
(3)	Client Accounts. A Client account includes any account managed by CrossingBridge for which CrossingBridge receives compensation.
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C.	BLACKOUT PERIODS. While an Access Person may trade in the same securities as are traded for CrossingBridge’s Clients, generally no trade in such securities may be executed:
(1)	Within 30 days after a trade that is executed for a CrossingBridge client account; or
(2)	During a period in which CrossingBridge is trying to increase or decrease its position in any security held by a CrossingBridge client’s account.
(3)	However, Access Persons may trade in the same securities on the same day as CrossingBridge clients if the trades occur simultaneously or within an aggregated trade ticket. This applies to new positions, increasing positions, decreasing position or closing positions.
(4)	Further Access Persons may trade in the same securities on the same day as CrossingBridge clients should Access Persons transaction price be deemed less favorable than the Clients (e.g. Client sells XYZ Stock @ $40 a share, Access Pperson may sell on the same day XYZ stock at a price lower than $40 a share). This applies to new positions, increasing positions, decreasing position or closing positions.
(5)	Passive securities transactions such as continuing automatic securities trading plans, continuing dividend reinvestment plans, stock splits, non-cash stock distributions, and security calls are not subject to blackout periods and pre-clearance.

For purposes of clarity, the trade date itself will be included when calculating the thirty 30 days. The Chief Compliance Officer/ Compliance Officer, or David Sherman may grant an exception to the blackout period in certain situations.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
A.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section.
B.	Pre-clearance of Transactions in Personal Account. An Access Person must obtain the prior approval of the Chief Compliance Officer/Chief Financial Officer, Compliance Officer, and/or Portfolio Manager before engaging in the following transactions in his or her Personal Account:
(a)	all transactions in Reportable Securities and
(b)	investments in Initial Public Offerings or in Limited Offerings.
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Personal securities transactions by the CCO must be approved by the Compliance Officer and/or David K. Sherman. The preferred method of a request for pre-clearance should be made using the firm’s automated compliance software system for request of approval of the trade. All requests and approvals will be archived. A request must provide the following information:

1.	name of the issuer;
2.	type of transaction (buy, sell, etc.);
3.	quantity/principal amount of securities; and
4.	account number and broker.

Any approval given under this paragraph will generally remain in effect for only that day unless otherwise specified and documented.

C.	Exceptions from the Pre-Clearance Requirement

Transactions in a “managed account(s)” - i.e., where investment discretion has been delegated to an independent trustee(s) or third party investment adviser – do not have to be pre-cleared provided you have not, during the reporting period:

1.	exercised any direct influence or control over the investments or transaction in such managed account(s);
2.	suggested that the trustee or third-party investment adviser make any particular purchases or sales of securities;
3.	directed the trustee or third-party investment adviser to make any particular purchases or sales of securities; or
4.	consulted with the trustee or third-party investment adviser as to the particular allocation of investments to be made.

Employees who wish to avail themselves of this exception from the reporting requirements must fill out the Brokerage Report Quarterly Certification and Non-Discretionary Certification (attached to this Code of Ethics as Exhibit F-4) at the time they initially open a non-discretionary managed account and again on an annual basis.

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IV.	REPORTING REQUIREMENTS
A.	All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V. below) the following reports:
(1)	Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:
(a)	Must disclose all of the Access Person’s current Reportable Securities holdings with the following content for each Reportable Security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:
•	title and type of Reportable Security;
•	ticker symbol or CUSIP number (as applicable);
•	number of shares;
•	principal amount of each Reportable Security.
(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account (specifically excluded our cash accounts such as checking and/or savings). The letter attached to this Code of Ethics as Exhibit F-3 must be completed and provided to the Chief Compliance Officer and can also be provided via our automated compliance system.
(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.
(d)	Access Persons should use the form of Initial Holdings Report contained in Exhibit F-1 to this Code of Ethics or a brokerage statement and can also be provided via our automated compliance system.
(2)	Quarterly Transactions Report – If duplicate copies of all of an employee’s account statements are not provided by brokers or other financial institutions an employee must then submit a Quarterly Transactions Report via the automated compliance system (a copy of which is attached to the Code of Ethics as Exhibit F-5) to the CCO within thirty (30) days after each calendar quarter. Such reports must cover all transactions in Reportable Securities in any Personal Account during the relevant quarter. The report must include the following: trade date and transaction type, name of security, nature of transaction, interest rate and maturity date, price at which transaction was effected, number of securities and the name of broker.
(3)	Annual Holdings Report – Subject to the applicable provisions of Section V. Below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12-month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit F-2 to this Code of Ethics.
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(4)	Quarterly Confirmation Report – Access Persons must confirm quarterly that no new accounts have been opened or existing accounts have been closed in addition to the duplicate account statements/confirmations currently received. See Exhibit F-4 for the form of certification.
(5)	Exception from Reporting Requirements - As permitted by rules 204A-1 of the Investment Advisers Act and 17j-1 of the Investment Company Act and as an alternative to the reports cited in (2) above, Access Persons may have their brokers send duplicate copies of all trade confirmations and monthly account statements to the Chief Compliance Officer. The statements are to be received within 30 days of each quarter end. See Exhibit F-3 for the form of instruction letter to be sent to brokers. Note: Access Persons must continue to send Quarterly Confirmation Reports as required in (4) above.
B.	Definition of Reportable Security – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:
(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds;
(4)	Shares issued by registered open-end funds and ETFs; provided that such funds are NOT advised by CrossingBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CrossingBridge;
(5)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by CrossingBridge or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with CrossingBridge.
V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the reporting requirements of Section IV of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

A.	No Initial or Annual Holdings Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.
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VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and CrossingBridge’s Compliance Manual (including Section XVII. of the Compliance Manual and the Insider Trading Procedures), Access Persons should note that CrossingBridge has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of CrossingBridge. Notwithstanding the foregoing, Access Persons and CrossingBridge may provide such information to persons or entities providing services to CrossingBridge, Advisory Clients or the Funds where such information is required to effectively provide the services in question. Examples of such are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by CrossingBridge, please see the Chief Compliance Officer.

VII.	OVERSIGHT OF CODE OF ETHICS
A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of CrossingBridge.
B.	Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by CrossingBridge for Advisory Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of CrossingBridge.

The CCO or their designee will review the PA Trades of Access Persons at least quarterly. The Compliance Officer will review the PA Trades of the CCO at least quarterly.

C.	Reconciliation of Accounts. The Chief Compliance Officer or designee will review the personal brokerage account statements and/or confirmations as received and reference the pre-clearance request log from the appropriate period to reconcile any transactions to confirm compliance with the Code of Ethics. The statements and confirmations will then be retained for records.
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D.	Sanctions. The executive management of CrossingBridge, with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors).
VIII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

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EXHIBIT F-1

CrossingBridge initial holdings report
for access persons

Name of Access Person: _____________________

In connection with my new status as an Access Person at CrossingBridge, the following sets forth all of my holdings in Reportable Securities (as defined in Section IV.B. of CrossingBridge’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A. of CrossingBridge’s Code of Ethics). Alternatively, attach Broker, Dealer and/or Bank statements.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held and Account Number	Managed Account Y/N

Note: Please designate whether the account is a managed account. A “managed account” is an account where investment discretion has been delegated to an independent trustee(s) or third party investment adviser and you cannot exercise direct or indirect influence or control over the account. Holdings in a managed account do not have to be disclosed.

OR

___ No holdings in reportable securities (as defined in Section IV.B. of CrossingBridge’s Code of Ethics)

With respect to all accounts that I have designated as “managed account(s)” – i.e., investment discretion has been delegated to a trustee(s) or third party investment adviser – I:

(i) currently do not have and will not the right to exercise any direct influence or control over the investments or transactions in such managed account(s);

(ii) will not suggest that the trustee or third-party investment adviser make any particular purchases or sales of securities;

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(iii) will not direct the trustee or third-party investment adviser to make any particular purchases or sales of securities;

(iv) will not consult with the trustee or third-party investment adviser as to the particular allocation of investments to be made; and

(v) will notify the Chief Compliance Officer immediately should any of the foregoing statements be incorrect.

I have attached a copy of the managed account agreement.

The undersigned Access Person certifies that all information contained in this report is true and correct as of ___________________ ___, 20__ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature
[INSERT NAME]

Date
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EXHIBIT F-2

CrossingBridge ANNUal holdings report
for access persons

Name of Access Person: _____________________

Date of Submission of Report: ________________

The following sets forth all of my holdings in Reportable Securities (as defined in Section IV.B of CrossingBridge’s Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A of CrossingBridge’s Code of Ethics) as of December 31 (the “Annual Holdings Certification Date”). Alternatively, attach Broker, Dealer and/or Bank statements.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held and Account Number	Managed Account Y/N

Note: Please designate whether the account is a managed account. A “managed account” is an account where investment discretion has been delegated to an independent trustee(s) or third party investment adviser and you cannot exercise direct or indirect influence or control over the account. Holdings in a managed account do not have to be disclosed.

OR

___ No holdings in reportable securities (as defined in Section IV.B of CrossingBridge’s Code of Ethics) as of the Annual Holdings Certificate Date.

With respect to all accounts that I have designated as “managed account(s)” – i.e., investment discretion has been delegated to a trustee(s) or third party investment adviser – I:

(i) do not have the right to exercise, and have not during the annual reporting period exercised, any direct influence or control over the investments or transactions in such managed account(s);

(ii) will not suggest, and have not during the annual reporting period suggested, that the trustee or third-party investment adviser make any particular purchases or sales of securities;

(iii) will not direct, and have not during the annual reporting period directed, the trustee or third-party investment adviser to make any particular purchases or sales of securities;

(iv) will not consult, and have not during the annual reporting period consulted, with the trustee or third-party investment adviser as to the particular allocation of investments to be made; and

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(v) will notify the Chief Compliance Officer immediately should any of the foregoing statements be incorrect.

The undersigned Access Person certifies that all information contained in this report is true and correct as of ________________ ___, 20__ (which must be a date within 45 days of the Annual Holdings Certificate Date).

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature
[INSERT NAME]
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EXHIBIT F-3

[DATE]

[INSERT NAME OF BROKER]

[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [###]

Dear [CONTACT NAME]:

As the Compliance Officer for CrossingBridge Advisors, LLC, I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

CrossingBridge Advisors, LLC

[INSERT ADDRESS]

[Attn: INSERT NAME, Chief Compliance Officer]

Please feel free to call me at [INSERT TELEPHONE NUMBER] should you have any questions.

Best regards,

CrossingBridge

Name: [INSERT NAME]
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, CrossingBridge, at the above-listed address.

Signature of Employee:

Name:
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EXHIBIT F- 4

CROSSINGBRIDGE BROKERAGE REPORT

QUARTERLY CERTIFICATION AND NON-DISCRETIONARY CERTIFICATION

Name of Access Person: ______________________________

CrossingBridge has been receiving broker statements for the below accounts which you have trading authority on. Please confirm by signing below that these are the only accounts you have that hold reportable securities. If you have opened another brokerage account please add it to the below list.

Broker/Manager	Account Name	Account Number	Managed Account (Y/N)

Please designate whether the account is a managed account. A “managed account” is an account where investment discretion has been delegated to an independent trustee(s) or third party manager and you cannot exercise direct or indirect influence or control over the account.

OR

____ No brokerage accounts held

With respect to all accounts that I have designated as “managed account(s)” – i.e., investment discretion has been delegated to a trustee(s) or third party investment adviser – I:

(i) currently do not have and will not the right to exercise any direct influence or control over the investments or transactions in such managed account(s);

(ii) will not suggest that the trustee or third-party investment adviser make any particular purchases or sales of securities;

(iii) will not direct the trustee or third-party investment adviser to make any particular purchases or sales of securities;

(iv) will not consult with the trustee or third-party investment adviser as to the particular allocation of investments to be made; and

(v) will notify the Chief Compliance Officer immediately should any of the foregoing statements be incorrect.

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The undersigned Access Person certifies that all information contained in this report is true and correct as of ____________________________, 20__ (which must be a date within 30 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date
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EXHIBIT F-5

CROSSINGBRIDGE QUARTERLY TRANSACTIONS REPORT

Employee name	Date:

(Select one)

___ Attached are brokerage account statements for all of my Personal Accounts (as defined in the Code of Ethics of CrossingBridge Advisors, LLC (the “Code”)) for the quarter ended _______ __, 20__.

___ Below is a list of all transactions in Reportable Securities (as defined in the Code) effected in all of my Personal Accounts for the quarter ended _______ __, 20__.

___ I have submitted brokerage statements for all transactions in Reportable Securities in all of my Personal Accounts for the quarter ended _______ __, 20__.

___ There were no transactions in Reportable Securities in any of my Personal Accounts during the quarter ended _______ __, 20__.

Trade Date and Transaction Type	Name of Security, Ticker Symbol or CUSIP Number	Nature of Transaction	Interest Rate and Maturity Date	Price at which Transaction Effected	Number of Securities	Name of Broker / Financial Institution

NOTE: Transactions in a managed account do not have to be reported. A “managed account” is an account where investment discretion has been delegated to an independent trustee(s) or third party manager and you cannot exercise direct or indirect influence or control over the account.

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With respect to transactions in a “managed account(s)” – i.e., investment discretion has been delegated to a trustee(s) or third party investment adviser – I:

(i) do not have the right to exercise, and have not during the reporting period exercised, any direct influence or control over the investments or transactions in such managed account(s);

(ii) will not suggest, and have not during the reporting period suggested, that the trustee or third-party investment adviser make any particular purchases or sales of securities;

(iii) will not direct, and have not during the reporting period directed, the trustee or third-party investment adviser to make any particular purchases or sales of securities; and

(iv) will not consult, and have not during the reporting period consulted, with the trustee or third-party investment adviser as to the particular allocation of investments to be made.

I hereby certify that the information contained in, or attached to, this report is accurate and that listed above (or attached, as applicable) are all transactions in Covered Securities in all of my Personal Accounts for the quarter ended ___________.

Name of Access Person

Signature of Access Person

Date
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